Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Files No. 333-12014 and No. 333-123321) of Mer Telemanagement Solutions Ltd., of our reports dated February 19, 2009, February 24, 2010 and February 15, 2011 relating to the financial statements of MTS Asia Ltd. as of December 31, 2010 and 2009 and for each of the three years ended December 31, 2010, which report appears in this Annual Report on Form 20-F of Mer Telemanagement Solutions Ltd. for the year ended December 31, 2010.

/s/ BDO Limited
BDO LIMITED
Certified Public Accountants

March 31, 2011